Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Signs Agreement to Acquire Upscale
Extended-Stay Hotel in North San Diego
     PALM BEACH, Fla., August 18, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that it has signed a contract to acquire an upscale extended-stay hotel in north San Diego, California in an all-cash transaction for $32 million. The property marks the 13th hotel either acquired or under contract to purchase by Chatham in the past four months since its April 21, 2010 initial public offering.
     “This is our first acquisition on the West Coast, and Southern California is one of our key target markets,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We expect to fund the acquisition with our anticipated $85 million senior secured credit facility.
     “The property fits our model of a great location, in a market with multiple demand generators and superb visibility and accessibility,” he added. “We believe that the San Diego market also has among the highest barriers to new competition in the country.
     “This transaction, like many of our others, is one that we sourced based on our long-standing relationships within the market,” he said. “It was not actively marketed, and we were able to acquire the hotel at what we believe is an attractive price.”
     Completion of the hotel acquisition is subject to satisfactory completion of due diligence and other customary closing conditions. Upon consummation of the transaction, the hotel will be managed by Island Hospitality Management, which is 90 percent-owned by Fisher.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns eight hotels with an aggregate of 1,057 rooms/suites and with the addition of this contract has a total of five additional hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.